UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	January 18, 2013

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Suite 1101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

(800) 356-6463
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On January 18, 2013, Applied Minerals, Inc. (the “Company”) sold a total of 3,756,757 shares of Common Stock at $1.48 for total gross proceeds of $5,560,000 in cash.  The purchasers of the Common Stock included funds managed by Overbrook Management Corporation,  two individual accredited investors, and two affiliates of one of those investors..  The sale of Common Stock was made pursuant to an investment agreement (the “Investment Agreement”) with each of the purchasers.

No broker or third party was used, and no commissions or similar payments were made, in connection with the sale of Common Stock.

The description of the Investment Agreement is qualified in its entirety by reference to the form of the Investment Agreement, which is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The reported closing price of the Company’s common stock on  January 17, 2013 was $1.53.

A press release dated  January 23, 2013 relating to the offering is attached as Exhibit 99.2

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In an 8-K filed on November 26, 2012, the principal features of an employment agreement for Andre Zeitoun President and CEO,  and amendments to the employment agreement for Mr. Gleeson, General Counsel., were reported.

With respect to Mr. Zeitoun, the November 26, 2012 8-K misreported the terms of his bonus, indicating that  “Mr. Zeitoun will be eligible for a bonus of up to $400,000, the decision as to whether to award a bonus and the amount to be determined in the discretion of the Board of Directors at the end of 2013.”  The actual terms of his bonus arrangement are as follows: His 2013 performance will be reviewed with a view to awarding an aggregate target bonus of $400,000 (the “Target”), provided that such bonus may be less or more than the Target in the discretion of the Board or the Compensation Committee.  Such bonus (including portions or installments thereof) may be paid at intervals determined by the Board or the Compensation Committee in their discretion based on achievement by Executive or the Company of objectives.

The Compensation Committee has finalized Mr. Zeitoun’s employment agreement and the amendment to Mr. Gleeson’s employment agreement.  Below are principal terms of Messrs. Zeitoun’s and Gleeson’s employment agreements that are materially different than their prior employment arrangements.

Mr. Zeitoun’s employment agreement provides that if he is terminated without Cause or he terminates his employment for Good Reason, he will receive in addition to accrued obligations (a) a pro rata portion (based on the number of months of the Period of Employment worked through the date of termination relative to a full year) of the Net Target Bonus  (“Net Target Bonus” means the Target less bonus amounts (including portions or installments thereof) paid in 2013 prior to year end), provided that such is not duplicative of bonus amounts included and to be paid as accrued obligations; plus (b)(i) six months of Base Salary, (ii) an amount equal to one half of the Target bonus, (iii)  immediate vesting in (one-half of all unvested options held by him; and continuation of benefits for a period of six months (or applicable additional compensation to provide that he bears no more cost for benefits under COBRA for six months than he bore immediately prior to termination).  All amounts payable shall be payable on the tenth business day after the date of termination.

Mr. Gleeson’s employment agreement was amended to provide that if if he is terminated without Cause or he terminates his employment for Good Reason, he is entitled to a severance amount as determined by the Company, acting through the Board or the Chief Executive Officer, in its discretion (which amount shall be no less than two months of salary and continuation of Benefits n for a period of no less than two months (or applicable additional compensation to provide that Employee bears no more cost for Benefits under COBRA for such period than he bore immediately prior to termination).  All amounts payable shall be payable on the tenth business day after the date of termination.

ITEM 9.01	Financial Statements and Exhibits

Exhibit 99.1                   Investment Agreement

Exhibit 99.2                   Press release dated January 23, 2013

 SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	January 23, 2013	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
President and Chief Executive Officer